Exhibit 99.1

GMRE Announces Exercise of $100 Million Accordion Under its Credit Facility and New Portfolio Milestone of Over $1 Billion of Properties

BETHESDA, Md.--(BUSINESS WIRE)-- Global Medical REIT Inc. (NYSE: GMRE) (the “Company” or “GMRE”), a net-lease medical office real estate investment trust (REIT) that acquires purpose-built healthcare facilities and leases those facilities to strong healthcare systems and physician groups with leading market share, announced today that it exercised $100 million of its accordion under its credit facility and has achieved a property portfolio size of over $1 billion.

Jeff Busch, Chief Executive Officer and President commented, “It has been an exciting few weeks for Global Medical as we completed our internalization, expanded the capacity as well as the number of participants in our credit facility and reached a milestone portfolio size of over $1 billion. The team continues to be focused and executing on our strategic plan ensuring the Company can navigate the current market and position the Company for continued success over the long term.”

Debt Activity

On July 24, 2020, the Company received commitments from certain of its credit facility syndicate members and certain new lenders to fund up to $100 million of additional indebtedness under the accordion feature of its credit facility. The remaining terms of the Company’s credit facility were unchanged. With the closing of the accordion, the total borrowing capacity under the Company’s credit facility was increased to $600 million. Additionally, the Company added JPMorgan and Chase Bank, N.A., People’s United Bank N.A. and Associated Bank, N.A. as lenders under its credit facility.

Upon exercise of this accordion, the credit facility consisted of a $250 million capacity revolver, a $350 million term loan, with a $50 million accordion remaining.

In addition, on July 27, 2020, the Company entered into a $50 million interest rate swap with a maturity of August 8, 2023, which effectively fixed the LIBOR component on the corresponding term loan balance at 0.158%. This interest rate swap, combined with the Company’s previous interest rate swaps, effectively fix the LIBOR component of the entire term loan balance on a weighted average basis at 1.91%.

Portfolio Milestone

On July 17, 2020, the Company completed the purchase of a medical office building in Fairfax, Virginia for a purchase price of $17.6 million, bringing its overall portfolio size to over $1.0 billion. Since its first quarter 2020 earnings announcement on May 6, 2020, the Company has acquired $22.6 million of properties and year-to-date has acquired $109.5 million of properties.

About Global Medical REIT Inc.

Global Medical REIT is a net-lease medical office REIT that acquires purpose-built specialized healthcare facilities and leases those facilities to strong healthcare systems and physician groups with leading market share. Additional information on GMRE can be obtained on its website at www.globalmedicalreit.com.

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Investor Contact:
investors@globalmedicalreit.com
(202) 524-6869

Source: Global Medical REIT Inc.